                                                                   EXHIBIT 10.23

                          VOLUME PRICING AGREEMENT 2085

                        VOLUME PRICING AGREEMENT NO. 2085

            BUYER:        DATA GENERAL CORPORATION

            SUPPLIER:     BROCADE COMMUNICATIONS SYSTEMS, INC.

            TERM:         Three (3) Years

            MATERIAL:     FIBRE CHANNEL SWITCHES ("SWITCHES") AND
                          GIGABIT INTERFACE CONVERTERS ("GBICs")



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                          VOLUME PRICING AGREEMENT 2085

                            VOLUME PRICING AGREEMENT

This Volume Pricing Agreement Number 2085 (the "Agreement") is made as of October 1, 1998 (the "Effective Date") between Data General Corporation, a Delaware (U.S.A.) corporation with a principal place of business at 4400 Computer Drive, Westboro, Massachusetts 01580 (U.S.A.) (hereinafter referred to as "DGC") and Brocade Communications Systems, Inc., a Delaware corporation with a principal place of business at 1901 Guadalupe Parkway, San Jose, CA 95131 (U.S.A.) (hereinafter referred to as "SUPPLIER" or "BCS")

In consideration of the mutual covenants contained herein and other consideration, DGC and BCS agree to the following terms and conditions:

1.      MATERIAL, ORDER ENTRY PERIOD AND METHOD OF ORDER

1.1 The "Order Entry Period" (period during which DGC is entitled to place orders for MATERIAL) shall commence on the Effective Date of this Agreement, and shall continue until September 30, 2001 unless earlier terminated pursuant to [*] below. The Order Entry Period shall then continue after such date unless and until either party terminates the Order Entry Period by not less than [*] days' written notice. (Provided that the Agreement is not terminated for material breach by DGC, such termination shall not affect orders issued before the designated termination date.)

1.2 BCS agrees to sell the MATERIAL listed in Attachment A (a) to DGC; (b) to the Affiliated Companies (as defined in Section 1.6 below); (c) for use solely in the course of manufacture of products for DGC, to DGC's contract manufacturer(s), in satisfaction of purchase orders issued in writing during the Order Entry Period, in accordance with the terms and conditions of this Agreement. The hardware components of the MATERIAL ("Hardware") and the GBICs shall conform to all specifications referenced in Attachment B and the software components of the MATERIAL ("Software") shall substantially conform to all specifications referenced in Attachment B, including without limitation DGC's Specifications for safety [*] and RF emissions and telecommunications compliance [*]. Further, all MATERIAL shall be "Year 2000 Qualified". For purposes of the foregoing, "Year 2000 Qualified" means that MATERIAL will correctly process, calculate, compare and sequence date data from, into and between the twentieth and the twenty-first centuries, including leap year calculations, when used in accordance with the associated product documentation; provided that all hardware, firmware and software used in combination with MATERIAL properly exchange accurate date data in appropriate Year 2000 format. Except as set forth herein, (i) neither party may make any changes to the specifications set forth in the attachments hereto without written consent of the other party, and (ii) only DGC shall be entitled to request modifications to the MATERIAL (excluding GBICs).

1.3 DGC shall order MATERIAL under this Agreement only by means of its written purchase order(s). Telephone or facsimile communications will be accepted to initiate order processing, subject to a written confirmation by DGC on DGC's purchase order within [*] days thereof; in such case, the time of order placement shall relate back to the initial communication. Subject to the terms and conditions of this Agreement, BCS agrees to accept all purchase orders issued in accordance with this Agreement during the Order Entry Period. BCS agrees to notify DGC in writing of any improper order, within [*] business days of receipt.

1.4 This Agreement shall apply to all orders for any MATERIAL listed in Attachment A which are identified by DGC's Specification Number(s). Any term of a Purchase Order which conflicts with or

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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                          VOLUME PRICING AGREEMENT 2085

        adds to the terms of this Agreement shall be of no force or effect; the parties agree that Purchase Orders shall only serve to state the MATERIAL ordered, the desired delivery date, method of shipment, "Ship-To" address and taxability of order status. In addition, this Agreement shall also apply to any other Replacements and Repair and Refurbishment services, provided that DGC's purchase order includes the following legend:

                "This Purchase Order is placed under Volume Pricing Agreement No. 2085 dated October 1, 1998, which shall exclusively govern this Purchase Order."

1.5 DGC estimates that it will purchase an average quarterly quantity of units of MATERIAL as listed on Attachment A of this Agreement during the term of this Agreement. However, [*]. If the purchases for the previous two (2) quarters fall below [*] percent of the average quarterly quantity mentioned in this paragraph 1.5 and detailed in Attachment A, upon which initial pricing is herein based, BCS has the right to adjust prices on subsequent orders placed by DGC upon written notice to DGC. BCS will allow DGC [*] days to place sufficient non-cancelable orders to bring the actual quantities purchased in line with the forecast herein stated. If DGC's actual purchases of MATERIAL are [*] or more above the original forecast, DGC can request pricing be adjusted on subsequent new orders.

1.6 Any DGC divisions, plants, and companies controlled by, controlling or under common control with DGC (being DGC's "Affiliated Companies") may purchase MATERIAL, Replacements and Repair and Refurbishment services, all as otherwise provided in this Agreement.

2.      PRICES, F.O.B. POINT, PAYMENT TERMS

2.1 Prices for MATERIAL purchased hereunder shall be as stated in Attachment A, F.O.B. [*], Place of Shipment, at BCS's contract manufacturer's
        U.S. facility (hereafter, the "F.O.B. Point"). Freight terms shall be freight charges collect. DGC shall not be liable for damage due to improper packaging of MATERIAL or for MATERIAL improperly [*], or for any concealed damage at the time of tender at the F.O.B. Point.

2.2 Payment shall be due, against BCS's invoice delivered to DGC, [*] days after the date of invoice. Unless otherwise agreed, invoices shall not issue until delivery of the MATERIAL at the F.O.B. Point.

2.3 BCS agrees that the [*] will be [*] than the [*] by BCS to any of its customers [*] products in [*] upon [*]. In the event that BCS offers [*] or other [*] to other customers for [*] in [*] upon [*] during the term of this Agreement, then BCS shall [*] similar [*] in [*] and [*] to DGC. DGC and BCS will meet quarterly to review pricing and, if mutually agreed in a signed writing, implement price adjustments based on the current market conditions and other related factors. The revised pricing, if any, will only apply to MATERIAL purchased from the review date forward, or upon a date agreed to in writing by both parties, and be in effect until the next pricing review or other pricing action. Upon DGC receipt of any amended pricing schedule or other document reflecting BCS's adjustments in price, pricing hereunder shall be deemed amended by substitution of such amended pricing schedule / document.

2.4 DGC acknowledges that MATERIAL, including documentation and other technical data, are subject

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

        to export controls imposed by the U.S. Export Administration Regulations, and the laws of other countries worldwide (the "Export Laws"). DGC warrants and represents to BCS that it will not export or re-export (directly or indirectly) any MATERIAL, or documentation or other technical data therefor, in whole or in part, in violation of the Export Laws and the regulations thereunder. DGC, at its costs, shall obtain all necessary export documentation, licenses and authorizations for international shipments, and BCS agrees to use commercially reasonable efforts to assist DGC in such effort.

3.      LEAD TIME; DELIVERY- DEFINITIONS AND REQUIREMENTS

3.1 Timeliness of delivery of MATERIAL pursuant to the requirements of this Agreement is of the essence. BCS will use commercially reasonable efforts to cause MATERIAL to be delivered to DGC's designated "Ship-To" location no later than the "Date Due" specified on the purchase order(s) submitted pursuant to Section 1.4 above, provided that DGC allows no less that the lead time(s) stated in Attachment A (for MATERIAL) and Attachment D (for Replacements). For such purpose, lead time shall mean the time between BCS's receipt of DGC's order and the "Date(s) Due" specified for such order. BCS shall not deliver MATERIAL more than four
        (4) days before the specified "Date Due". BCS shall use commercially reasonable efforts to accommodate and accept orders allowing less than the required lead time. BCS will provide written acknowledgement of committed delivery dates for all DGC orders within 5 business days after BCS's receipt of DGC's order.

3.2 By the tenth (10th) business day of each month, DGC shall provide BCS with a written rolling 26-week forecast of its anticipated MATERIAL requirements.

3.3 Except as provided in Section 4.2, orders not delivered in a timely manner (as described in Section 3.1) shall be subject to rescheduling, at DGC's option and without charge, and without limitation of DGC's other remedies.

3.4 In the event that BCS determines that it may be unable to make timely delivery of MATERIAL not later than the committed delivery dates, then BCS shall promptly: (1) make commercially reasonable efforts (e.g., use of overtime, expedited procurement of parts and components, and expedited shipment (such as use of air freight)) to minimize the delay, and (2) inform DGC of the situation, the actions so taken and to be taken by BCS, and when BCS expects to be able to effect delivery. BCS is responsible for all incremental costs arising from actions taken to minimize late deliveries, including without limitation any incremental freight charges associated with expedited shipments.

3.5 Except as expressly otherwise stated herein, and subject to each term and condition of this Agreement, BCS will supply the MATERIAL described in Attachment A throughout the stated term of this Agreement. BCS shall provide [*] days' written notice of intent to discontinue the manufacture, sale or distribution of any or all MATERIAL ("End of Life" or "EOL"). DGC may place orders for any demand during the [*] days of such notice for delivery of affected MATERIAL prior to the end of the notice period. To the extent that such orders exceed DGC's previous forecast in Section 3.2 for MATERIAL, the orders shall be non-cancelable. Unless BCS agrees in writing to the contrary, BCS shall accept only forecasted orders in the last [*] days of the stated notice period, and such orders shall be (i) for delivery within four (4) months after the date such orders are placed, and (ii) non-cancelable.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

4.      RESCHEDULING; CANCELLATION; CHANGE OF DESTINATION

4.1 Rescheduling: Deferred Deliveries --- DGC may adjust the "Date Due" to a later date specified by DGC in its notice, subject to the following conditions and restrictions:

                               DEFERMENT SCHEDULE
                               ------------------

NOTICE PERIOD                        RESCHEDULING CONDITIONS
-------------                        -----------------------
0-30 days before Date Due            No rescheduling permitted

[*] days before Date Due             MATERIAL can be rescheduled; rescheduled
                                     date shall be no later than 90 days from
                                     the Date Due stated on DGC's initial order
                                     or the end of the current BCS Fiscal
                                     Quarter, which whichever comes first.

[*] days or greater before           Unlimited rescheduling permitted provided
    Date Due                         that the MATERIAL is not identified in
                                     Attachment A as DGC UNIQUE MATERIAL

4.2 Rescheduling: Accelerated or Less-Than-Leadtime Deliveries --- BCS shall accommodate DGC's requests to accelerate the date(s) of deliveries and/or to manufacture and deliver MATERIAL (specifically excluding GBICs which are not integrated into SWITCHES) in a shorter period than the applicable lead time, as follows:

                              ACCELERATION SCHEDULE
                              ---------------------

NOTICE PERIOD                       CONDITIONS
-------------                       ----------
0- 30 days before Date Due           BCS shall use commercially reasonable
                                     efforts to satisfy DGC's requirements

[*] days before Date Due             BCS shall accommodate DGC's requirements,
                                     insofar as not exceeding [*] above Monthly
                                     Forecasted Demand

[*] days before Date Due             BCS shall accommodate DGC's requirements,
                                     insofar as not exceeding [*] above Monthly
                                     Forecasted Demand

[*] days or greater before           BCS shall accommodate DGC's requirements,
    Date Due, or prior to BCS's      insofar as not exceeding [*] above Monthly
    leadtime, whichever is           Forecasted Demand. Further, BCS shall use
    earlier                          its commercially reasonable efforts to
                                     accommodate any requested increase/
                                     acceleration above that level.

        For these purposes, "Monthly Forecasted Demand" shall mean the average of the last [*] months actual shipment quantities and the forecast for the next 4 months, which forecast has been submitted to BCS pursuant to
        Section 3.2 above no less than 30 days prior to the date of the request for acceleration.

        The parties agree that DGC shall not have the remedies set forth in
        Section 3.3 above on account of BCS's failure to meet DGC's accelerated Due Dates.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

4.3 Cancellation -- DGC may cancel any order, by notice given not later than delivery of the MATERIAL to the F.O.B. Point. There shall be no cancellation charges for orders canceled with a notice period greater than the specified lead time for the MATERIAL being canceled, nor for cancellation of any MATERIAL described below which is canceled with at least the below-specified notice:

                              CANCELLATION SCHEDULE

        NOTICE PERIOD                              CANCELLATION CHARGES
        -------------                              --------------------
        0-30 days before Date Due                  100% of the Purchase Price

        31-89 days before Date Due                 [*] of the Purchase Price

        90 days or greater before Date             No liability for cancellation
         Due, or prior to the specified
         leadtime, whichever is earlier

        All other cancellations may be subject to cancellation charges to be negotiated between the parties, which shall not exceed the lesser of (i) BCS's direct damages, or (ii) [*]. Without limitation, if cancelled MATERIAL is not customized for, or a proprietary product of, DGC, then if BCS can find an alternate customer to purchase cancelled MATERIAL within three (3) months after the date upon which DGC would have been obliged to take delivery of such MATERIAL, BCS agrees that its restocking charges, if asserted, will not exceed [*] of the Purchase Price.

4.4 Change of Destination -- By written notice given not later than [*] days before shipment of MATERIAL, DGC may change the "ship-to" destination designated in DGC's orders. Non-domestic shipments shall require 30 days written notice of such change.

5.      WARRANTIES

5.1 BCS agrees that the warranty extended to DGC herein for the MATERIAL is the same or better than that extended by BCS to any of its customers purchasing comparable products (the "Standard Warranty"). In the event that BCS offers more favorable standard warranty terms (e.g., extended length of the warranty granted over standard BCS products) to other customers purchasing comparable products during the term of this Agreement, then BCS shall immediately extend similar terms to DGC and its Affiliated Companies for MATERIAL ordered after the date upon which such more favorable terms are granted.

5.2 All MATERIAL shall be new (except repaired or refurbished MATERIAL provided to DGC under warranty service by BCS) and, in the case of Hardware, in compliance with DGC's specifications as referenced in Attachment B and, to the extent not inconsistent, BCS's specifications, and in the case of Software, in substantial compliance with DGC's specifications as referenced in Attachment B and, to the extent not inconsistent, BCS's specifications. From time to time, BCS may issue notice of "Mandatory Field Changes", which are changes to MATERIAL required to satisfy governmental environmental, safety or other standards, reliability concerns, or to guarantee a continuity of supply. BCS will make commercially reasonable efforts to provide DGC with [*] days' prior written notice of Mandatory Field Changes prior to implementing such changes; however this period may be

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

        reduced if the change involves safety or reliability, or if otherwise required by law. BCS shall issue Mandatory Field Change Orders ("MFCOs") to effect such changes. The parties shall mutually agree on how DGC shall implement the MFCOs. MFCOs shall include all documentation necessary to properly define and implement any such change, and BCS shall at its expense deliver to DGC kits of all parts and materials necessary to effect MFCOs on all MATERIAL previously delivered as soon as practical under the circumstances. BCS will reimburse DGC's actual and reasonable costs incurred in implementing such MFCOs.

5.3 All Hardware shall be free from defects during the "Standard Warranty" stated in Attachment A, and all Software shall be materially free of defects during the Standard Warranty for Software stated in Attachment
        A. BCS agrees to repair or replace all defective Hardware and Software (as verified by BCS in its sole reasonable discretion) which is returned to BCS during the Standard Warranty, and to return such Hardware or Software to DGC within the "Warranty Cycle Time for MATERIAL" stated in Attachment A or as specified under DGC's "Advanced Exchange" terms stated below. In the event that Hardware or Software returned is not defective, DGC will be responsible for freight costs for return shipment to DGC. Defective Hardware or Software which is not repaired or replaced, and returned, within the stated period shall be subject to revocation of acceptance, whereupon BCS shall refund to DGC the then-current purchase price (less any previous credits, refunds or discounts) for such Hardware and Software. DGC shall comply with BCS's reasonable Return Material Authorization ("RMA") procedures when making returns under this Agreement; BCS shall use commercially reasonable efforts to provide RMAs to DGC (or DGC's designated contractors) within [*] of request. DGC shall be responsible for all charges arising from return of warranty claims to BCS and BCS shall be responsible for payment of all shipping charges relative to return of warranty claims to DGC.

5.4 "Advanced Exchange" -- BCS agrees to support DGC's "Advanced Exchange" requirements by delivering replacement MATERIAL prior to receipt of defective MATERIAL from DGC. The parties acknowledge that such Advance Exchange requests shall generally take between [*] and [*] calendar days.

5.4.1 Notwithstanding the foregoing, upon written request from DGC for "Expedited Next-Day Advanced Exchange", BCS will provide next business day shipment of replacement MATERIAL for MATERIAL listed on Attachment A of this Agreement that is covered by BCS's Standard Warranty to any DGC designated U.S. or Canadian location (excepting only requests made on weekends and holidays, which shall be delivered on the second business day) for a [*] per incident charge, unless the necessity for exercising Expedited Next-Day Advanced Exchange is attributable to delinquencies in the delivery of MATERIAL or spare Field Replaceable Units ("FRUs"), or of (normal) Advanced Exchange MATERIAL replacements, or of MATERIAL serviced under BCS's warranty, to DGC by BCS.

5.5 BCS agrees to maintain an adequate inventory of replacement MATERIAL for DGC to cover the estimated or actual annual replacement MATERIAL rate, as stated in Attachment C of this Agreement.

5.6 Regardless of whether or not DGC avails itself of the Expedited Next-Day Advance Exchange mechanism described in Section 5.4.1, DGC will be required to return all defective MATERIAL to BCS no later than fifteen
        (15) days after the replacement MATERIAL has been received by DGC. If the defective MATERIAL are not returned by DGC within thirty (30) days after receipt of the replacement MATERIAL, BCS will invoice DGC at the then-current purchase price, with payment due no later than [*] days after receipt of the invoice from BCS.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

5.7     Dead-on-Arrival ("DOA") MATERIAL and Catastrophic Failures of MATERIAL

5.7.1 Dead on Arrival: Insofar as requested by DGC in writing to meet its business requirements, BCS agrees to use commercially reasonable efforts to provide expedited assistance and replacement of MATERIAL found to be defective upon initial inspection or use at DGC, in no event longer than [*] days after receipt by BCS of the returned DOA MATERIAL.

5.7.2 "Catastrophic failures" are defined as MATERIAL demonstrating failure rates materially in excess of [*] times those predicted by the applicable specifications (under defect-per-million, mean-time-between-failure and any other applicable parameters). BCS also agrees that if a repair, recall or replacement is required, then BCS will make commercially reasonable efforts and at its sole discretion to:
        (A) provide sufficient replacement MATERIAL no later than [*] days after repair, recall or replacement is initiated to retrofit DGC's installed base, (B) repair, replace or accept for credit all affected MATERIAL in a jointly agreeable manner, (C) reimburse DGC for all actual and [*] to retrofit DGC's installed base, and (D) upon request, provide appropriate technical and business support at DGC and DGC's customer sites. BCS will reimburse DGC for all freight and freight related charges arising in connection with verified catastrophic warranty claims on such MATERIAL.

5.8 Mutual Warranties. Each party certifies and represents to the other party that as of the Effective Date, it has full power, right and authority to execute this Agreement, to fulfill all its rights and obligations herein.

5.9 Restrictions. The foregoing Standard Warranty shall not apply to MATERIAL that have been (i) damaged by accident, Acts of God, shipment, improper installation, abnormal physical or electrical stress, misuse or misapplication, as determined by BCS in its sole reasonable discretion, or (ii) modified without BCS's express written authorization.

5.10 GBICs. BCS warrants that the GBICs are new, and that the GBICs will conform to the specifications established by the manufacturer of the GBICs. Except as set forth herein, BCS makes no warranties of any kind with respect to the performance of the GBICs that BCS may use in the manufacture of MATERIAL. As a remedy for defective GBICs, BCS will provide replacement parts as a service to DGC for verified GBICs failures that occur within twelve (12) months of the date of shipment to DGC, as set forth in Attachment A. Such replacements will be administered in the same manner as warranty claims concerning Switches (e.g., RMA process, Advanced Exchange capability, Warranty Cycle Time, etc.).

5.11 Exclusive Remedy. DGC acknowledges and agrees that its sole and exclusive remedy for breach of the Standard Warranty is as set forth in this Section 5.

5.12 Disclaimer. EXCEPT AS STATED IN SECTION 7, THE FOREGOING WARRANTIES ARE IN LIEU OF, AND BCS EXPRESSLY DISCLAIMS, ALL OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

5.13 Indemnification by DGC. DGC agrees to defend, indemnify and hold BCS harmless from any and all losses, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees and costs of litigation) incurred by BCS as a result of any third party claim, regardless of the form of action, arising from a modification:
        (i) to MATERIAL made by BCS at the request of DGC for MATERIAL sold by BCS to DGC or any DGC-affiliated entity entitled to purchase MATERIAL

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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                          VOLUME PRICING AGREEMENT 2085

        hereunder pursuant to Section 1.2 above, which claim would not have arisen but for the modification requested, or (ii) by DGC of the Documentation (as defined herein); provided that BCS promptly notifies DGC of any such claim in writing, gives DGC sole control of the defense and all related settlement negotiations, and cooperates with DGC in defending or settling any such claim.

6.      QUALITY

6.1 It is BCS's intention and commitment to deliver Hardware and GBICs to DGC which is free of defects and Software which is materially free of defects. To that end, BCS will take those actions and make those reports to DGC as described in Attachment C ("Quality Requirements"). BCS shall establish and maintain a documented quality system as a means to ensure that all Hardware and GBICs processes and operations conform, and all Software processes and operations substantially conform, to the applicable specifications of this Agreement.

6.2 Product Changes/Concerns in MATERIAL Manufactured by or for BCS (Specifically Excluding GBICs) -- BCS shall use commercially reasonable efforts to provide DGC with [*] days' notice of changes to MATERIAL (specifically excluding GBICs) that affect the form, fit or function of such MATERIAL ("Engineering Change Order" or "ECO"). The ECO shall contain the reason for the change and test data to support the change. If requested, BCS shall concurrently make samples available for evaluation. BCS shall also notify DGC promptly should a concern arise regarding the quality of MATERIAL already delivered, e.g., any condition which might impact substantial compliance with specification, reliability, or safety, or increase the rate of defects. If DGC does not respond to BCS in writing with respect to an ECO within fifteen (15) business days following receipt of such ECO, the ECO will be deemed accepted by DGC. In the event that DGC objects in writing to an ECO in the stated time period, then DGC may provide BCS with written notice of such objection, and shall be entitled to (in addition to placing orders for the changed MATERIAL) submit purchase orders for the unchanged MATERIAL prior to the effective date of the implementation of the ECO, for delivery no more than ninety (90) days after the effective date of such implementation and in quantities which do not exceed the total quantity of such MATERIAL ordered by DGC in the six (6) months immediately preceding the date of notice of ECO.

6.3 Required Quality Levels for Hardware -- Without limitation, the parties shall evaluate quality by using Defect Per Million (DPM) statistics and other pertinent methods. BCS warrants that the aggregate DPM of the Hardware shall meet or exceed the threshold(s) stated in Attachment C. BCS agrees to seek to make continuous improvement in DPM statistics during each succeeding years of the term.

6.4 Non-Conforming MATERIAL -- DGC reserves the right to reject MATERIAL which in its reasonable determination does not conform to the specifications as referenced in Attachment B. DGC reserves the right to defer inspection until time of actual use of MATERIAL by DGC or the end user, as the case may be, but not longer than [*] days from shipment. Returns of rejected MATERIAL shall be by BCS's standard RMA procedure, with DGC shipping the MATERIAL prepaid to BCS's U.S. repair facility and BCS shipping prepaid return to DGC's U.S. warehouse.

6.5 Corrective Actions: Performance Review -- In the event BCS is unable to maintain the quality levels required herein, BCS will promptly initiate corrective action pursuant to the terms and conditions of Attachment F (Service and Support Requirements). A permanent process modification and root cause analysis will be made available within thirty (30) days or such other reasonable timeframe that is mutually agreed upon. Results of the failure or root cause analysis shall be provided to DGC in a written report detailing the results of the investigation and corrective actions plans to prevent its

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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

                          VOLUME PRICING AGREEMENT 2085

        recurrence. DGC agrees to limit requests for failure or root analysis in situations where the results would be important to DGC's business or DGC's customer satisfaction. DGC and BCS shall meet on a quarterly basis to review BCS's performance.

6.6     SEE ARTICLE 8.3 and ATTACHMENT F

7.      PROPRIETARY RIGHTS

7.1     Intellectual Property Rights Infringement Indemnification.

7.1.1 Hardware and Software. BCS warrants that no part of the MATERIAL (specifically excluding the GBICs) infringes any patent established under any of the [*] or any copyright or other proprietary right of any third party. BCS shall defend at its expense all claims, and pay all awards and damages, based on any claim that the MATERIAL (specifically excluding the GBICs) or its sale or use infringes any patent established under any of the [*] or any copyright or other proprietary right of any third party, provided that DGC promptly notifies BCS of such claim, provides its full cooperation and grants BCS control of its defense. DGC shall have the right to be represented by its own counsel (at DGC's expense). If use of MATERIAL (specifically excluding the GBICs) is enjoined, BCS shall make commercially reasonable efforts at its expense either (i) to gain rights to make, use and sell the MATERIAL (specifically excluding the GBICs) as set forth herein, or (ii) to modify the MATERIAL (specifically excluding the GBICs) so that it becomes non-infringing while remaining in conformity in all material respects with specifications. Otherwise, at DGC's option, DGC may return the MATERIAL (specifically excluding the GBICs), and BCS shall refund the [*] of MATERIAL (specifically excluding the GBICs) (less any previous credits, refunds or discounts) and accept its return.

7.1.2 GBICs. In the event that the GBICs are found to infringe the proprietary rights of any third party, BCS will use commercially reasonable efforts to assist DGC in procuring non-infringing GBICs from any manufacturer and/or vendor from which BCS procures GBICs. Further, BCS assigns to DGC its rights to pursue (as subrogated party) any rights and remedies BCS may have against the GBIC manufacturers and vendors from which BCS procures GBICs sold hereunder solely with respect to those GBICs sold to DGC by BCS hereunder.

7.2 Restrictions. BCS will not be obligated to defend or be liable for costs and damages to the extent that infringement, or a claim thereof, arises out of or is related to (a) a modification to MATERIAL (specifically excluding the GBICs) requested by DGC or made to MATERIAL (specifically excluding the GBICs) by DGC or a third party, (b) use or combination of MATERIAL (specifically excluding the GBICs) with products or data not provided by BCS if use of the MATERIAL (specifically excluding the GBICs) alone would not have so infringed and if such combination was not contemplated by BCS's written specifications or written product descriptions for the MATERIAL (specifically excluding the GBICs), (c) use of other than the latest unmodified release of MATERIAL (specifically excluding the GBICs) made available to DGC by BCS if such infringement would have been avoided by the use thereof.

7.3 Limitations. THE FOREGOING SECTIONS 7.1 AND 7.2 STATE THE ENTIRE LIABILITY OF BCS FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT BY MATERIAL OR GBICs FURNISHED UNDER THIS AGREEMENT.

7.4 Trademark License. Subject to the terms of this Agreement, BCS grants to DGC a non-exclusive, non-transferable right and license to use those BCS trademarks, service marks, and trade names

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

        described in Exhibit I (herein "Trademarks") in DGC's marketing of MATERIAL, provided that such use is in accordance with BCS's then current guidelines for using the BCS Trademarks, as such guidelines may be amended from time to time. Without limiting the foregoing, such use must reference the Trademarks as being owned by BCS. Nothing in this Agreement grants DGC ownership or any rights in or to use the Trademarks, except in accordance with this Section. BCS will have the exclusive right to own, use, hold, apply for registration for, and register the Trademarks during the term of, and after the expiration or termination of, this Agreement; provided, however, that nothing herein shall limit DGC's ability to use any component part of any Trademark if such component part is a word or term that is generic, descriptive or otherwise not under proprietary control of BCS. DGC will neither take nor authorize any activity inconsistent with such exclusive right. DGC will not use any Trademark as part of DGC's trade name, service mark, or trademark or other signifying mark, or in a manner that is confusingly similar; provided, however, that nothing herein shall limit DGC's ability to use any component part of any Trademark if such component part is a word or term that is generic, descriptive or otherwise not under proprietary control of BCS or in which BCS holds no enforceable trademark rights. Upon request, but no less frequently than quarterly, DGC shall regularly submit specimens of DGC's use of the Trademarks to BCS, in no event less than quarterly, and DGC agrees to immediately change or discontinue any improper Trademark use as requested by BCS, and submit corrected specimens thereof for review by BCS.

7.5 Authorized Reseller. During the term of this Agreement, DGC may indicate to End Users and to the public that it is an authorized reseller of MATERIAL.

7.6 Ownership. Except for the specific licenses granted herein, the Software and Documentation (as defined below) are and will remain the sole and exclusive property of BCS and its suppliers, if any, including without limitation all intellectual property rights of BCS in and to the Software and the Documentation, and all modifications to, and derivative works based upon, the Software and the Documentation, except as expressly provided in Section 10.1.2.

8.      FIELD SERVICE SUPPORT

8.1     REPLACEMENTS

8.1.1 BCS shall maintain at the stocking location(s) described in Attachment D ("Description of Replacements, Prices, Lead Times and Warranty Terms") Replacements for all MATERIAL in reasonable quantities to service DGC's routine and emergency requirements, including without limitation those Replacements listed in Attachment D. BCS shall make Replacements for MATERIAL available to DGC throughout the "Replacements Availability Period" stated in Attachment D.

8.1.2 The provisions of this Agreement relative to MATERIAL shall also apply in every respect to Replacements, except as otherwise stated.

8.1.3 Replacements for Hardware and Software (Specifically Excluding GBICs)-BCS will sell Hardware Replacements to DGC for the price(s) stated in Attachment D. All Hardware Replacements shall be new or equal to new and shall conform to all applicable specifications hereunder, including without limitation all packaging specifications, and be free from defects for the "Period of Warranty for Replacements" stated in Attachment D. BCS will sell Software Replacements to DGC for the price(s) stated in Attachment D. All Software Replacements shall be new or equal to new and shall substantially conform to all applicable specifications hereunder, including without limitation all packaging specifications, and be materially free from defects for the "Period of Warranty for

                          VOLUME PRICING AGREEMENT 2085

        Replacements" stated in Attachment D. BCS agrees to repair or replace all defective Replacements (as verified by BCS in its sole reasonable discretion) which are returned to BCS during the relevant Replacements warranty period, and to return such items to DGC within the "Warranty Cycle Time for Replacements" stated in Attachment D.

8.1.4 GBICs Replacements. BCS will sell GBICs Replacements to DGC for the price(s) stated in Attachment A. All GBICs Replacements shall be new. BCS agrees to replace all defective GBICs Replacements (as verified by BCS in its sole reasonable discretion) which are returned to BCS during the relevant Replacements return period, and to replace such GBICs to DGC within the "Warranty Cycle Time for Replacements" stated in Attachment D.

8.2     OUT-OF-WARRANTY REPAIR AND REFURBISHMENT

8.2.1 BCS shall Repair and Refurbish MATERIAL and Replacements for DGC and such third parties as DGC may from time to time designate in writing at the rates stated in Attachment E ("Out-of Warranty Service Schedule"). "Repair" and "Refurbishment" shall have the meanings stated in Attachment E, and shall be at no charge for MATERIAL and Replacements covered by warranty.

8.2.2 BCS agrees to Repair or Refurbish MATERIAL and Replacements as ordered, and to return items to DGC within the "cycle time" stated in Attachment
        E. DGC shall be responsible for reimbursement of all shipping charges relative to Repairs and Refurbishments. All Repairs and Refurbishments shall be free from defects for the "Period of Warranty" stated in Attachment E.

8.3     SERVICE AND SUPPORT REQUIREMENTS

8.3.1 BCS will make available to DGC appropriate training relative to the use, installation, adjustment, operation, and maintenance of MATERIAL sold hereunder per Attachment F.

8.3.2 BCS will provide DGC and DGC will provide its customers the support defined in Attachment F.

9.      DEFAULT AND TERMINATION

9.1 Default. The occurrence of any of the following acts or events shall constitute default of this Agreement: (a) the failure by such party to observe or perform any material covenant or obligation under this Agreement, or (b) such party becomes insolvent, suffering the appointment of a receiver, or making an assignment for the benefit of creditors; or proceedings are commenced against such party under any bankruptcy, insolvency or debtor's relief law, if such proceeding is not vacated or set aside within sixty (60) days after the date of commencement thereof;

9.2 Termination. In the case of default, if such default has not been cured within thirty (30) days after a party has received written notice of default from the other party, the party giving notice may give a second (final) Notice of Intent to Terminate, directed in the case of notice to DGC to its Vice President, Manufacturing, and in the case of BCS, to its Vice President, Finance and Administration. In the event thereafter that such default is not cured within five calendar days after the receipt of such Notice of Intent to Terminate, the party giving notice may terminate this Agreement by written notice at any time thereafter while such default continues.

9.3 Effect of Termination. Upon the expiration or termination of this Agreement, however arising: (a) DGC will cease holding itself out as an authorized reseller of MATERIAL, but may continue to provide support regarding MATERIAL to end users; (b) DGC will cease its use of the BCS

                          VOLUME PRICING AGREEMENT 2085

        Trademarks; and (c) each party will cease its use of the Confidential Information of the other party, and will return or destroy, at the other party's direction, all such Confidential Information and any copies or portions thereof which are incorporated into documents or archives, except that DGC may retain a mutually agreed number of copies of BCS's Confidential Information which is reasonably required in order to carry out its support obligations to its resellers and end users. DGC expressly acknowledges that the provisions of Section 10.4 shall remain in full force and effect after the termination of this Agreement, however arising.

9.3.1 If BCS has terminated this Agreement due to DGC's material breach of the terms of this Agreement, the parties agree that the timing for all amounts owed by DGC to BCS as of the effective date of such expiration or termination shall accelerate, and such payment shall become payable as of such effective date, whether or not longer payment periods had originally been established. Otherwise, DGC shall be entitled to the full payment period for the payment of amounts due and payable as of the effective date of termination.

9.3.2 After termination of this Agreement and provided that BCS has terminated this Agreement due to DGC's material breach of the terms of this Agreement, DGC may submit orders for MATERIAL, which orders are subject to approval by BCS in its sole discretion, provided that DGC pays BCS for such MATERIAL at the time such purchase ordered are accepted by BCS. The parties agree that orders submitted as set forth in this Section shall not be considered approved by BCS until and unless BCS has notified DGC of its acceptance of such order in writing.

9.4 No Damages for Termination. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, SOLELY ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

9.5 Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

10.     MISCELLANEOUS PROVISIONS

10.1 Documentation. Promptly following the Effective Date, BCS will provide to DGC BCS's standard technical documentation ("Documentation") including but not limited to data sheets, BCS Manuals (as defined below) and other manuals distributed to resellers of MATERIAL (such as technical manuals), all of which BCS will supply in electronic format, relating to MATERIAL purchased by DGC for use as set forth herein. Thereafter, during the term of this Agreement, BCS will provide all updates and corrections thereto when first made commercially available.

10.1.1 Technical Documentation. Subject to the terms of this Agreement, BCS hereby grants to DGC a nonexclusive, nontransferable worldwide license to reproduce and use BCS's technical documentation provided to DGC by BCS hereunder, solely for DGC's internal purposes in connection with the marketing and support of MATERIAL. The foregoing license to technical documentation shall not be transferable except by means of sublicense to: (a) the Affiliated Companies, and the resellers of DGC and Affiliated Companies, for use solely in the course of support of MATERIAL; (b) DGC's contract manufacturer(s), for use solely in the course of manufacture of products for DGC; (c) DGC's and Affiliated Companies' service contractor(s) for use solely in the course of service and support of MATERIAL on behalf of DGC or Affiliated Companies; (d) to DGC's "Certified Maintenance Organizations" ("CMOs", being DGC customers who have been qualified by DGC to be self-maintainers of DGC products containing MATERIAL and to whom DGC is making disclosure of DGC's own comparable technical DGC documentation), provided that such disclosure of BCS technical documentation to such CMOs be upon no more

                          VOLUME PRICING AGREEMENT 2085

        liberal or favorable terms as the disclosure of DGC's comparable technical documentation.

10.1.2 Manuals. Subject to the terms of this Agreement, BCS hereby grants to DGC a nonexclusive, nontransferable license to modify the BCS End User manual(s) (including manual text and layouts) for MATERIAL ("BCS Manuals"), subject to BCS's approval as described below, and to reproduce and distribute such revised versions of the BCS Manuals (the "DGC Manuals") worldwide with DGC's products. BCS acknowledges that DGC will own all right, title and interest in and to any such DGC modifications of the BCS End User Manuals, subject to BCS' ownership of the underlying BCS End User Manuals. BCS will review and approve the DGC Manuals as to form and content with respect to MATERIAL prior to their use or distribution. Such approval shall not be unreasonably withheld and shall be made within seven (7) business days following BCS's receipt of the proposed DGC Manuals.

10.1.3 Expenses. DGC is solely responsible for all expenses incurred by DGC in modifying, reproducing, distributing and using the Documentation.

10.1.4  Warranty and Disclaimers of Warranty.

        (a) Limitations. BCS grants the licenses in this Section 10.1 to DGC hereunder solely on an "AS IS" basis.

        (b) Limited Warranty. BCS warrants that no part of the Documentation infringes any copyright of any third party.

        (c) Disclaimer. EXCEPT AS STATED HEREIN, BCS DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE DOCUMENTATION, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANT ABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FITNESS FOR A PARTICULAR PURPOSE. The parties agree that BCS shall have no liability for errors introduced by DGC into the Documentation in the process of modifying, reproducing and using the Documentation.

10.2 Software License Agreement. The Software is licensed to DGC as set forth in Attachment G.

10.3 Diagnostic Support Tools, Information and Firmware -- BCS will maintain and make available to DGC throughout the "Replacements Availability Period" stated in Attachment D all diagnostic support tools and information for the MATERIAL which do not require license key activation for use, as may be reasonably requested by DGC for maintenance and support of the MATERIAL provided under this Agreement and in support of DGC's products. BCS shall provide to DGC all software bug fixes and corrections thereto which do not require a paid license key activation for use as soon as the same are commercially available. BCS grants and provides to DGC hereunder a license (which DGC may sublicense to DGC's Affiliated Companies, DGC's maintenance and service contractors, and DGC's authorized third party CMOs) to use all tools, information and firmware for such support and maintenance purpose.

10.4 Confidentiality -- All information relating to this Agreement or the items or services to be sold hereunder, insofar as marked as being the confidential or proprietary information of the disclosing party or identified as such at the time of disclosure and confirmed as such in writing within 30 days after disclosure, shall be protected according to the terms of this Section. Each party receiving such confidential information shall exercise such care as the receiving party uses with respect to its own confidential information of a similar nature, not to disclose any such information to any third party and to limit dissemination of such information to its employees or contractors on a need-to-know basis only; all such employees and contractors shall be bound by written contract, enforceable by the

                          VOLUME PRICING AGREEMENT 2085

        disclosing party, to respect such confidences. The provisions of this paragraph shall survive this Agreement in perpetuity for the Software and Documentation, and for a period of [*] years for the Hardware, but shall not apply to information: already known to the receiving party at time of disclosure without breach of agreement or law, or independently developed by the receiving party, or properly disclosed to the receiving party by a third party without restriction or condition, or available by lawful inspection of available goods or services. These provisions shall not supersede any non-disclosure agreement(s) as may otherwise bind the parties.

10.5 Advertising -- This Agreement aligns DGC and BCS in a strategic relationship. Each party will permit a joint press announcement following the execution of this Agreement or at another mutually agreed upon time. The timing, nature and wording of all press announcements relating to this relationship shall be only as mutually agreed by the parties.

10.6 Subcontracting -- Except as to purchase of commodity supplies or subassemblies for which no approval shall be required, BCS shall obtain DGC's approval (not to be unreasonably withheld, delayed or conditioned) before subcontracting to other than a BCS Affiliated Company (defined as a company controlled by, controlling or under common control with BCS).

10.7 Equal Opportunity Clauses -- (A) When the MATERIAL, work or performance furnished are for use in connection with a U.S. government contract or subcontract, FAR 52.222-26 (Equal Opportunity, 41.CFR.60-1); FAR 52.222-35 (Affirmative Action for Special Disabled and Vietnam Era Veterans, 41.CFR 60-250.5); and FAR 52.222-36 (Affirmative Action for Individuals with Disabilities, 41.CFR 60-741.5) shall apply. Further BCS shall, within 30 days of written request of DGC, furnish DGC with appropriate certifications of compliance with such requirements. (B) BCS hereby acknowledges notice of requirements for certification of non-segregated facilities. Unless BCS is exempt from the provisions of Executive Order 11246 concerning equal employment opportunities, BCS shall not maintain any segregated facilities at any of its establishments and shall complete a certification to the effect as required by the May 9, 1967 Order of the Secretary of Labor of the United States.

10.8 Survival of Terms -- The following provisions of this Agreement shall survive the term of this Agreement: [*].

10.9 Notices -- Except as otherwise stated, all notices to be given under this Agreement shall be in writing and shall be sufficient only if sent by certified mail or air express, return receipt requested, or other nationally-recognized delivery service providing proof of delivery, or personally delivered to a party. Notice by mail or by personal delivery shall be deemed received on actual receipt by the person to whose attention it is directed, addressed as follows:

        If to BCS:                  Attention: Chief Financial Officer
                                    BROCADE COMMUNICATIONS SYSTEMS, INC.
                                    1901 Guadalupe Parkway
                                    San Jose, CA 95131

        If to DGC:                  Attention: Director of Purchasing
                                    DATA GENERAL CORPORATION
                                    Technology Drive
                                    Apex, NC. 27502



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
                                  Page 15 of 45

                          VOLUME PRICING AGREEMENT 2085

10.10   Limitation of Liability--

10.10.1 NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST REVENUES, LOSS OF DATA OR INTERRUPTION OF SERVICE, ARISING FROM BREACH OF THIS AGREEMENT.

10.10.2 WITH THE EXCEPTION OF DAMAGES PAYABLE BY BCS TO DGC UNDER SECTION 5 ("WARRANTIES"), WHICH DAMAGES SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY DGC TO BCS IN RESPECT OF THE AFFECTED MATERIAL IN THE WARRANTY PERIOD IMMEDIATELY PRECEDING THE DATE LIABILITY IS IMPOSED, IN NO EVENT WILL BCS's LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS, HOWEVER CAUSED AND ON WHATEVER THEORY OF LIABILITY, EXCEED AN AMOUNT EQUAL TO THE GREATER OF (i) TEN PERCENT (10%) OF THE AMOUNTS PAID TO BCS BY DGC IN RESPECT OF THE AFFECTED MATERIAL IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH DAMAGES, OR (ii) TWO MILLION DOLLARS ($2,000,000).

10.11 Whole Agreement; Amendment; Construction; Waiver -- This Agreement is the exclusive statement of the contract between the parties concerning the subject matter herein, and may be amended only in writing, duly executed by each party. Captions are for convenience only and shall not affect interpretation. This Agreement shall be construed according to its terms, neither for or against either party, and under and governed by the substantive laws of the State of [*] (U.S.A.), excluding its conflict of law rules and the application of the UN Convention on the International Sale of Goods. If any provision is declared invalid by any tribunal, then this Agreement shall be deemed adjusted to conform to the requirements for validity as declared at such time. Failure of either party to insist in any instance upon performance by the other party shall not be construed as a waiver.

10.12 "Year 2000" Assurance -- BCS agrees to take proper actions to anticipate changes necessitated in its business by the transition to the next millennium on January 1, 2000. Without limitation, BCS agrees that BCS's performance of its obligations under this Agreement and provision of MATERIAL to DGC will not be materially impaired or interrupted by causes arising from such change of date, and that all MATERIAL shall be "Year 2000 Qualified" as stated in Section 1.2. BCS agrees to cooperate with DGC relative to Year 2000 issues. BCS will keep DGC informed relative to BCS's state of Year 2000 readiness and of any significant BCS concerns that the foregoing assurances will not be fulfilled. BCS will use reasonable commercial efforts to require that its contractors and suppliers whose services or products are required by BCS in the performance of its obligations under this Agreement, or in the production of MATERIAL or Replacements for DGC hereunder, are contractually bound by these undertakings.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

EXECUTED UNDER SEAL:

BROCADE COMMUNICATIONS
SYSTEMS, INC.                           DATA GENERAL CORPORATION
      ("BCS")                               ("DGC")

By: /s/ CHARLES SMITH                   By: /s/ WILLIAM F. O'NEILL
    ---------------------------------      --------------------------
    Charles Smith                          William F. O'Neill
    Vice President of Worldwide Sales      Director, New Products and

Technology

Date: 8/4/99                            Date: 7/29/99
      ------                                  -------

ATTACHMENTS:

A.      Description of MATERIAL, Prices, Lead Times and Warranty Terms

B.      Specifications

C.      Quality Requirements

D.      Description of Replacements, Prices, Lead Times and Warranty Terms

E.      Out-of Warranty Service Schedule

F.      Service and Support Requirements

G.      Software License Agreement

H.      Patent Coverage List

I.      BCS Trademarks

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT A

              DESCRIPTION OF MATERIAL, PRICES, LEAD TIMES AND WARRANTY TERMS

A.1     Description of Hardware Components of MATERIAL and Prices:

DGC                                                                                         Average
Specification       Vendor Part                                                             Quarterly
Number              Number            Description                               Price       Volume
[*]                 B-1630-016        Silkworm 16 Port Fibre                    $ [*]       *See Below
                                      Channel Switch, with
                                      [*]

[*]                 B-1630-008        Silkworm 8 Port Fibre                     $ [*]       *See Below
                                      Channel Switch, with
                                      [*]

[*]                 BR-2802-0000      Silkworm 2800, 16 Port                    $ [*]       *See Below
                                      Fibre Channel Switch with
                                      Dual Power Supply and
                                      [*]

[*]                 BR-2402-0000      Silkworm 2400, 8 Port Fibre               $ [*]       *See Below
                                      Channel Switch with Dual
                                      Power Supply and [*]

TBD                 BR-2101-0000      SilkWorm 2100, 8 Port Fibre               $ [*]       *See Below
                                      Channel Switch with single
                                      power supply and
                                      [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

A.2.    Description of Software Components of MATERIAL and Prices:

[*] and             Version 1.1       [*] (as described in                      $[*]
[*]                                   Exhibit A to Attachment G)

[*] and             Version 2.1       [*] (as described in                      $[*]
[*]                                   Exhibit A to Attachment G)

TBD                 SW-200008-01      [*] version 2.1 for                       $[*]
                                      [*] (BR-2802-
                                      0000) or [*]
                                      (BR-2402-000)

TBD                 SW-200024-02      [*] for BR                                $[*]
                                      2101-0000 (DG PN TBD)

A.3     Description of GBICs and Prices:

[*]                 X1017             GBICs Module Copper                       $ [*] Per switch
                                                                                      requirement

[*]                 X1006             GBICs Module S/W Optical                  $ [*] Per switch
                                                                                      requirement

A.4     Description of Extended Warranty and Prices:

TBD                 TBD               [*] Warranty for                          $ [*]
                                      118030714

TBD                 TBD               [*] Warranty for                          $ [*]
                                      118030715

TBD                 TBD               Extended Warranty-per year                [*] of the
                                                                                MATERIAL
                                                                                purchase price

*Average Quarterly Volume is [*] switches. The volume may be comprised of any qty. of the 4 various switch types.

B.      Minimum Lead Times: 90 days to F.O.B. point.

C. Standard Warranty (exclusive of GBICs; for GBICs see below): [*] months after date of delivery to the F.O.B Point for Hardware, and [*] days for the Software. An optional extended warranty of [*] years in duration may be exercised by DGC within [*] from the date of purchase from BCS for Hardware.

D.      Warranty Cycle Time for MATERIAL: [*] days

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

E. GBICs: Defective GBICs shall be replaced for a period of twelve (12) months after date of delivery to the F.O.B. Point.

F. No Trouble Found (NTF) Repair Charges: BCS may request NTF Evaluation Charges, as stated below, for verified NTF MATERIAL in excess of [*] of the total return of MATERIAL to BCS over the previous 2 quarter period. The charge will not exceed the Repair Pricing shown on Attachment E of this Agreement. In the event DGC is charged for a NTF that is returned to DGC and that MATERIAL continues to fail, BCS agrees to re-verify the failure in a similar configuration.

        Part Number                          Description         NTF Evaluation Charges
        -----------                          -----------         ----------------------
        [*](B-1630-008)                      8 Port Switch              [*]

        [*](B-1630-016)                      16 Port Switch             [*]

        [*](BR-2402-0000)                    8 Port Switch              [*]

        [*](BR-2802-0000)                    16 Port Switch             [*]

*Or the repair pricing shown on Attachment E, whichever is less.

G.      DGC UNIQUE MATERIAL: None.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT B

                                 SPECIFICATIONS

DGC Specifications:

        118026931
        118029629
        118029645
        118029646
        118030714
        118030715

are referenced herein and made part of this Volume Pricing Agreement.

Additional applicable DGC Specifications shall be added to this reference page as approved by mutual agreement of the parties in a signed writing.

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT C

                              QUALITY REQUIREMENTS

A.      QUALITY COMMITMENTS:

B.

        DGC                  BCS                                                Defects per Million
        Part Number          Part Number                  Description-          (DPM) Target
        -------------------------------------------------------------------------------------------
        [*}                  B-1630-016                   16 Port Switch        [*]
        [*]                  B-1630-008                   8 Port Switch         [*]
        [*]                  BR-2402-0000                 8 Port Switch         [*]
        [*]                  BR-2802-0000                 16 Port Switch        [*]

        DGC                  BCS
        Part Number          Part Number                  Description-          MTBF Target
        -----------------------------------------------------------------------------------
        [*]                  B-1630-016                   16 Port Switch        [*]
        [*]                  B-1630-008                   8 Port Switch         [*]
        [*]                  BR-2402-0000                 8 Port Switch         [*]
        [*]                  BR-2802-0000                 16 Port Switch        [*]

        DGC                  BCS                                                Annual
        Part Number          Part Number                  Description-          Replacement Rate
        -----------------------------------------------------------------------------------------
        [*]                  B-1630-016                   16 Port Switch        [*]
        [*]                  B-1630-008                   8 Port Switch         [*]
        [*]                  BR-2402-0000                 8 Port Switch         [*]
        [*]                  BR-2802-0000                 16 Port Switch        [*]

               DOA Rate:     [*]
               Plug & Play Rate:    [*]

B. TRACKING: BCS's commitments relative to identification of MATERIAL and Replacements (e.g. by serial number tracking or date codes):

                Tracking shall be by BCS Model Number, Serial Number, Revision Number and via barcode label on the MATERIAL.

C. ADMINISTRATION: BCS shall make reasonable efforts to report to DGC's designated Quality Engineering group on a quarterly basis, pertinent statistics relating to MATERIAL hereunder, including, without limitation, the following:

               MTBF data
               Failure rates
               Repair history

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

D. BCS's other pertinent data relative to MATERIAL and Replacement quality data shall also be available to DGC, as and upon DGC's reasonable requests from time to time. The initial reporting contact for purposes of this paragraph (only) is

               Attention: Director Purchasing
               Data General Corporation
               Technology Drive, P.O. Box 786,
               Apex, NC 27502

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT D

                          DESCRIPTION OF REPLACEMENTS,

                      PRICES, LEAD TIMES AND WARRANTY TERMS

A. For so long as MATERIAL is available for purchase hereunder, Replacements Pricing shall be BCS's price as listed on Attachment A or D below, of this Agreement for Replacements upon the date of purchase.

        Thereafter, commencing upon the anniversary of the termination of the last Order Entry Period, and upon 90 days' notice to DGC, BCS may increase the price for any Replacement annually, by mutual agreement of the parties reduced to a signed writing.

B. Period of Warranty for Replacements: Three (3) months after date of delivery to the F.O.B. Point or the remainder of the original Standard Warranty for the Hardware, whichever is longer; 90 days for Software.

C.      Warranty Cycle Time for Replacements: [*] days

D. "Replacements Availability Period" shall mean the period commencing upon the effective date of this Agreement and ending, for any Replacement, [*] years after EOL notification to DGC of the MATERIAL to which such Replacement relates.

E. U.S. Stocking location(s): BCS shall stock and deliver Replacements at the following stocking locations: San Jose, California.

F. Replacements shall include, but not be limited to the items listed in Exhibit RPL (being, as of the effective date, the "Recommended Replacements List", attached hereto).

        SilkWorm II Switches are Field Replaceable Units (FRUs) with no replacement parts internal to the switch. The GBICs are FRUs. Pricing for replacement GBICs is as listed on Attachment A.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

                                   EXHIBIT RPL

                          RECOMMENDED REPLACEMENTS LIST

SilkWorm 2400 (118030714) and 2800 (118030715) have Field Replaceable Units
(FRU) and the pricing is as follows:

        Part Number          Description                  Pricing
        -----------          -----------                  -------
        XBR-000010           Power Supply                 $  [*]

        XBR-000008           2400 Fan Tray                $  [*]

        XBR-000013           2800 Fan Tray                $  [*]

        XBR-000007           2400 Main Board              $  [*]

        XBR-000012           2800 Main Board              $  [*]

        XBR-000009           2400 Chassis                 $  [*]

        XBR-000014           2800 Chassis                 $  [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT E

                        OUT-OF-WARRANTY SERVICE SCHEDULE
                        --------------------------------

A.      Cycle Time to effect Out-of-Warranty Repair or Refurbishment: [*] days

B.      Period of Warranty for Repaired/Refurbished Material: [*] days.

C. Cost (price) for Repair and Refurbishment: All out-of-warranty MATERIAL submitted for repair or Replacement will be returned with a DGC Purchase Order referencing a BCS RMA number. The DGC Purchase Order will include an evaluation charge of $ 500 per unit returned. This evaluation charge will be applied toward the repair cost, which repair cost will be billed at BCS's then-current rates for such out-of-warranty repair, except as set forth below relative to NTE Repair Pricing. Upon return of all out-of-warranty MATERIAL, BCS will evaluate and submit to DGC within 5 days of the receipt of MATERIAL, a "Cost to Repair Proposal." No repair work will be initiated until formal written approval to proceed and authorizing Purchase Order is received by BCS from DGC. The repair will be completed and shipped back to DGC within 30 days of receipt of the written approval.

        At no time shall the Repair and Refurbishment NTE Repair Pricing for the Mainboard assembly exceed the price listed below for the SilkWorm 1000 8-Port switch (118029629) or 16-Port switch (118029631).

        Part Number          Description                  NTE Repair Pricing
        -----------          -----------                  ------------------
        XDG-1001             Silkworm II Mainboard        $[*]

        At no time shall the Repair and Refurbishment NTE Repair Pricing for the Mainboard assembly exceed the price listed below for the SilkWorm 2400 8-Port switch (118030714) or 2800 16-Port switch (118030715).

        Part Number          Description                  NTE Repair Pricing
        -----------          -----------                  ------------------
        XBR-000007           2400 Mainboard               $[*]

        XBR-000012           2800 Mainboard               $[*]

        BCS will use reasonable efforts to evaluate the reparability of the mainboard in its sole discretion.

        Should DGC decide not to Repair and Refurbish MATERIAL, DGC has the option to scrap the MATERIAL at BCS.

        D. Description of Repair and Refurbishment Activities: To effect Repair/Refurbishment of any MATERIAL, BCS shall use commercially reasonable efforts to achieve both Functional Repair as well as Refurbishment, as described below:

        1.      Functional Repair:

                All actions required to clean, repair and restore MATERIAL to the form, fit, and function established by the specifications, including:

                        Verify and repair functional failures Install all ECO/FCOs which affect form, fit, or function to latest DG authorized revision.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.
                                  Page 26 of 45

                          VOLUME PRICING AGREEMENT 2085

                Replace any broken, chipped, dented, or cracked material affecting form, fit or function.

                Perform adjustments and alignments as required. Test and verify functional performance.

                Clean and remove dirt, dust, grease, and customer-installed labels.

                Provide functional failure/repair report.

                Packaging and shipping of the repaired unit shall conform to Specification for MATERIAL.

                Exchange units or subassemblies in lieu of the original material are acceptable.

2.      Refurbishment:

                Functional Repair, as well as all actions required to correct cosmetic defects, blemishes, and discolorations.

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT F

A.      SERVICE AND SUPPORT REQUIREMENTS

1.0     Service and Support Requirement

        DGC will be responsible for working directly with the end users, and BCS Support will work directly with DGC to support DGC personnel, as set forth below. DGC represents and warrants that it is experienced in, capable of, and staffed to provide, Level 1 and Level 2 support (as defined below). BCS offers training programs to assist in attaining this level of expertise on MATERIAL. BCS will accept calls only from DGC level II engineers who have successfully completed courses 2 and 3 set forth below and/or who have undergone formal DGC training on MATERIAL.

                BCS will provide Level 3 support (as defined below).

2.0     Support Level Definitions

        2.1 Level 1 Support: Level 1 support is the first line, direct end user contact, most likely via a telephone call handling group provided by DGC.

                Level One support includes:

                        *       First contact direct DGC/End User interaction

                        *       Information collection and analysis

                        * Identification of whether the problem is known and has a known solution

                        *       Troubleshooting and problem reproduction

                        *       Problem report administration and tracking

                The parties agree that End Users shall not have the right to contact BCS directly for questions related to the Products.

        2.2 Level 2 Support: Level 2 support is "technical support" provided by DGC personnel. Level 2 support is typically provided by experts in the applicable Product and who serve as the escalation point for Level 1. Level 2 support personnel are expected to resolve all known problems, installation and configuration issues, assist in firmware or driver updates at the End User site, search BCS posted Technical Notes and other technical information supplied that will assist in providing problem resolutions. All pertinent data shall be entered in DGC's problem tracking database.

                Should the Level 2 analyst be unable to resolve a problem, either because of lack of expertise, exhausted troubleshooting knowledge, or expiration of the allotted Level 2 resolution time, the Level 2 analyst may escalate the problem to Level 3 for resolution as set forth below. Level 2 personnel of DGC will continue to diligently work with Level 3 personnel of BCS to accomplish resolution. Level 2 personnel of DGC will communicate all resolutions back to the End Users.

                Escalations should be presented to BCS engineers in the form of a problem tracking data base record with all pertinent configuration detail and failure information or symptoms documented in detail.

                In an effort to maintain an efficient support organization and crisp exchange of information, DGC will limit the number of support personnel (Level 2) authorized to contact BCS (Level 3) to approximately 5 (or their designated alternates).

                          VOLUME PRICING AGREEMENT 2085

        2.3 Level 3 Support: Level 3 support is provided by BCS System Engineers (SE) and/or Technical Support Engineers (TSE). Level 3 is the first point of contact for technical issues between BCS and DGC. Once the parties mutually agree that a problem should be escalated to Level 3, BCS will be responsible for resolution and will utilize commercially reasonable resources to resolve such problem.

                Prior to escalating to Level 3, it is expected that DGC shall provide the following information and documentation:

                        * Any error information from the device connected to the switch and from the switch.

                        *       All names and revisions of hardware equipment.

                        *       All firmware revisions of the drivers.

                        * Any log files from the devices connected to the switch.

                        * Any trace file from the devices connected to the switch.

                        * The configuration information of the equipment being used.

                        * Detailed definition of all steps taken to reproduce and resolve this situation prior to escalation to Level 3.

                Assigned Level 3 support personnel (SE and/or TSE) can be contacted via direct dial, email to an established "support" alias, web site initiated input, and by calling BCS's 1-888-ATFIBRE support number. Direct access to BCS support personnel will be possible during normal BCS business hours (8 AM to 5 PM PST, M-F). Emergency situations for Severity 1 problems are handled via 7 X 24 pager coverage at 1-888-ATFIBRE (1-888-283-4273)

3.0     BCS Severity Definitions and Support Goals

                The goal for initial response time to all telephone support requests is thirty (30) minutes or less during normal BCS working hours. For after hours telephone requests, the goal is one (1) hour or less. The targeted response time for requests submitted by other means, such as email, or fax, is four (4) hours.

Severity            Definition                           Service Objective               Resolution Time
--------            ----------                           -----------------               ---------------
1        BCS Product is completely non-              Respond to initial request          Less than 5 days,
         functional, or deemed a safety hazard,      within 30 minutes during            using commercially
         situation has high impact on                normal BCS business hours,          reasonable efforts
         development or delivery efforts.            and 1 hour for non-business
         Installation problems.                      hours. Resources applied until
                                                     a solution or acceptable work-
                                                     around is found.

2        BCS Product is functionally impaired,       Respond to initial request          Less than 10 days
         has substantially degraded performance      within 1 (one) hour during
         but is not completely dysfunctional.        normal BCS business hours.
         There are no available work-arounds.        Resources applied
         Situation has medium impact on DGC          continuously, during business
         activity                                    hours, until a solution or
                                                     work-around is found.


3        BCS Product or advertised functionality     Resources applied on a              Next maintenance
         may be slightly impaired but is             priority basis, until a solution    release.
         operational, has low to no impact on        or a work-around is found.
         DGC activity, and there are work-
         arounds available.

                          VOLUME PRICING AGREEMENT 2085

4        Generic questions, and enhancement        Answer generic questions or           Commercially
         requests.                                 provide path to answers within        reasonable efforts for
                                                   reasonable time frames. The           generic questions.
                                                   BCS web site will be the              Enhancement requests
                                                   prime repository for this type        are processed on a
                                                   of information. Enhancement           case by case basis.
                                                   requests will be reviewed and
                                                   implemented in the next major
                                                   release, where feasible, or
                                                   to meet specific commitments
                                                   made.

4.0     Firmware/Software Enhancements and Bug Fixes

BCS periodically releases new versions of firmware that provide enhancements to functionality and fix bugs (Severity 1,2, and 3 in the foregoing table). In addition, new firmware versions may enhance current features or enable new features. BCS provides license keys to enable features (i.e., Webtools, Zoning, SES, etc.). DGC will need to obtain a license key to enable new features.


Item 118029629 and 118029631            Per Copy or Per Incident

New Firmware Release on                 [*]
SilkWorm 1000 with Licensed
Feature

New Feature                             [*]

Item 118030714 and 118030715            Per Copy or Per Incident

New Firmware Release on                 [*]
Silkworm 1000 with Licensed
Feature

New Features for 118030714-2400         [*]
Switch BFOS*

New Features for 118030715-2800         [*]
Switch BFOS*

New Features for Software Bundle        [*]
(Webtools, Zoning, and SES)

*BFOS = Brocade Fabric Operating System (all firmware and functionality that is standard with each switch)

Note: [*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

B.      TECHNICAL TRAINING PROGRAM

        1.      BCS TRAINING OUTLINE

                COURSE                                    DAYS          COST
        2       Switch intro & features:                  3            $3,000
                Audience: Sales/Marketing/SE's

        3       Install/Config/Troubleshoot/Mgmt tools:   2            $3,000
                Audience: SE's, Tech support

                           FULL COURSE (2 AND 3)          5            $6,000

        Note: Includes non-reproducible copy of all course materials for each person. Additional binders of training materials may be purchased from BCS.

        1.1 Courses will be offered at BCS's offices in San Jose, CA or at such other facility notified to DGC from time to time. A minimum of five (5) students will be required to attend, or the course in question may, at BCS's sole option, be canceled. DGC agrees that it shall pay any and all travel and lodging expenses related to such training. BCS will make these courses available to End User customers, on terms to be negotiated at BCS's then-current rates for end user training courses.

                          VOLUME PRICING AGREEMENT 2085

                                  ATTACHMENT G

                   SOFTWARE LICENSE AND DISTRIBUTION AGREEMENT

This Software License and Distribution Agreement (the "Software Agreement") is entered into as October 1, 1999 ("Effective Date") by and between Brocade Communications Systems, Inc., a corporation organized under the laws of the state of California, U.S.A., and having its principal place of business at 1901 Guadalupe Parkway, San Jose, California 95131, ("BCS") and Data General Corporation a Delaware corporation having its principal place of business at 4400 Computer Drive, Westboro, MA. 01580 ("DGC").

                                    RECITALS

WHEREAS, DGC has agreed to purchase MATERIAL from BCS under Volume Pricing Agreement No. 2085 ("VPA 2085"), including Software. (Unless otherwise indicated, capitalized terms shall have the same meaning assigned in VPA 2085.)

WHEREAS, BCS and DGC desire to extend their original equipment manufacturer relationship to include the Software, subject to the terms and conditions of this Software Agreement.

NOW, THEREFORE, BCS and DGC enter into this Software Agreement on the following terms and conditions:

1.      Definitions.

        1.1 Scope of Definitions. The definitions in this Section 1 shall apply to this Software Agreement only. If a definition in this
                Section 1 conflicts with a definition in VPA 2085, then the definition in this Section 1 shall apply to this Software Agreement, and the definition in VPA 2085 shall apply therein.

        1.2 "Enhancements" shall mean new releases of Software with improved features and capabilities for which a fee will be charged.

        1.3 "DGC Products" shall mean DGC products, including but not limited to servers, data storage, fibre channel interconnect technology, total enterprise solutions, and any and all related product information, programs or specifications.

        1.4 "Hardware" shall mean BCS's hardware products and subassemblies, as further described in VPA 2085, which are the subject of VPA 2085 and which DGC shall purchase under VPA 2085.

        1.5 "Software" shall mean BCS's proprietary software for use with the Hardware, as further described in Exhibit A hereto and as may be amended from time to time by BCS in its usual course of business.

        1.6 "Updates" shall mean patches and bug fixes for which no fee will be charged.

                          VOLUME PRICING AGREEMENT 2085

2.      Prices.

        2.1 Prices. The prices for licenses of Software and Enhancements to DGC will be as set forth in Exhibit B hereto or provided to DGC by BCS from time to time. DGC and BCS shall adjust such prices for Software from time to time according to the schedule set forth in VPA 2085.

        2.2 Taxes. In addition to the prices shown on Exhibit B, DGC agrees to pay any applicable federal, state, or local taxes which may be levied on the license or use of Software or will provide BCS with an appropriate reseller tax exemption certificate.

3.      Terms for Licensing of Software

        3.1 Controlling Terms. The terms and conditions of licenses set forth in this Software Agreement apply to each order accepted or fulfilled by BCS and will supersede the terms of DGC's purchase order or other business forms notwithstanding BCS's acceptance or acknowledgment of such business forms.

        3.2 Supply and Activation. BCS shall pre-install Software on Hardware to be shipped to DGC. DGC acknowledges that the Software must be activated by loading the appropriate license keys ("License Keys") onto the Software. DGC further acknowledges that each License Key may be specific to a particular Hardware unit and that separate License Keys may be required to activate the same Software function on separate Hardware units. Enhancements will also require License Keys. Updates will be delivered to DGC in a manner mutually agreed by the parties.

        3.3 Prepaid License Keys. At BCS's sole discretion, DGC may order License Keys by prepaying for a quantity of License Keys and subsequently requesting License Keys for specific Hardware units until the number of prepaid License Keys in DGC's prepaid account is reduced to zero. BCS shall maintain records of the License Keys (including their corresponding Hardware units) charged against DGC's prepaid account. From time to time, DGC may reasonably request BCS to provide a copy of such records to DGC. Such records shall be deemed to be a correct and accurate accounting of DGC's prepaid account unless DGC provides written notification to BCS of an error in such records; DGC will use commercially reasonable efforts promptly to review and report any discrepancies noted therein. Any unused prepaid amounts are not refundable.

        3.4 Acceptance. All orders for License Keys are subject to acceptance in writing by BCS and are not binding until written acceptance or authorization of the License Keys, whichever is earlier. In the case of acceptance by authorization, only the portion of the order authorized shall be considered binding. Notwithstanding the foregoing, each DGC purchase order will be deemed accepted by BCS unless BCS provides written notice to DGC of its decision to reject the purchase order within [*] business days after BCS's receipt of that order.

        3.5 Cancellation. BCS reserves the right to cancel any accepted orders, or to refuse to deliver or delay delivery of authorized License Keys, if DGC fails to meet the obligations of this Software Agreement within the cure period set forth in Section
                5.2 or if VPA 2085 is terminated due to DGC's breach.

        3.6 Payment. All BCS invoices will be due and payable in U.S. dollars within [*] calendar days of the date of the invoice, and BCS will not send any invoice to DGC prior to the date of acceptance covered by the invoice.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          VOLUME PRICING AGREEMENT 2085

        3.7 License Grant to DGC. Subject to the terms and conditions of this Software Agreement, BCS grants to DGC a nonexclusive, nontransferable, non-sublicensable license:

                (i) to use the program modules or features of the Software which have been activated by License Keys and for which DGC has paid the requisite fees for the purpose of manufacturing or testing DGC Products incorporating such Software and Hardware;

                (ii) to distribute the Software to DGC's customers only in object code form as embedded in Hardware incorporated into DGC Products sold or leased to such customers;

                (iii) to distribute the Enhancements and Updates to DGC's customers only in object form, including via electronic means provided that DGC uses commercially reasonable efforts to implement protections for the storage and transmission of the Enhancements and Updates to ensure that such electronic means are not circumvented by any third party in contravention of the restrictions in this Software Agreement.

        3.8 Software Use by Second-Tier OEMs. Subject to the terms and conditions of this Software Agreement, BCS grants to DGC a nonexclusive, nontransferable, non-sublicensable license:

                (i) to grant to DGC's OEMs ("Second-Tier OEMs") any of the rights of Section 3.7 above or Section 3.9 below, provided that any such use shall be governed by a written agreement between DGC and Second-Tier OEM no less favorable to and protective of BCS than the license rights and restrictions of this Software Agreement; and

                (ii) to distribute the Software to Second-Tier OEMs only in object code form as embedded in Hardware incorporated into DGC Products sold or leased to such Second-Tier OEMs.

        3.9 Software Use by DGC's Customers. Subject to the terms and conditions of this Software Agreement, BCS grants to DGC a limited right to distribute (i) the Software or Enhancements which have been activated by License Keys and for which the requisite fees have been paid to BCS, (ii) Updates, to (A) DGC resellers with the right to further distribute to DGC customers, and (B) DGC's customers, without the right to further to distribute or sublicense, to use the program modules or features; provided that any use by a customer shall be governed by the End-User Software License Agreement attached hereto as Exhibit C or a written sublicense agreement between DGC and DGC's customer no less - favorable to and protective of BCS than the End-User Software License Agreement attached hereto as Exhibit C.

        3.10 Provision of License Keys. Upon DGC's request, BCS and DGC shall use reasonable efforts to mutually agree upon a procedure for the distribution of License Keys from BCS to DGC's customers and Second-Tier OEMs.

        3.11 Limitations. Except as otherwise expressly provided under this Software Agreement, DGC shall have no right, and DGC specifically agrees not to remove the Software from the Hardware in which it is embedded.

        3.12 Ownership. DGC agrees that the foregoing licenses do not grant any title or other right of ownership to the Software and that BCS and/or its licensors shall continue to own all right, title and interest in and to the Software.

                          VOLUME PRICING AGREEMENT 2085

        3.13 Proprietary Notices. DGC agrees (i) not to remove or destroy any copyright, trademark, patent, or other notice, legends or markings of proprietary or confidential rights placed upon or contained within the Software, and (ii) to place such notices, legends and markings on and within the DGC product incorporating the Software (the "DGC Product") or on or within the documentation related to the DGC Product in accordance with the reasonable written instructions of BCS.

        3.14 Restrictions. DGC, on behalf of itself, the DGC Affiliated Companies and the DGC contract manufacturer(s), agrees that it will not: (a) disassemble, decompile, or reverse engineer any Software; (b) except as authorized herein, copy or otherwise reproduce any Software, in whole or in part; or (c) except as set forth herein of in VPA 2085, create derivative works from, adapt, modify, change or enhance Software without BCS's prior written consent. DGC's rights in the Software will be limited to those expressly granted in this Agreement. Notwithstanding the foregoing, the parties agree that DGC shall have the right to modify the Software as may be required in connection with DGC's setup of the Software for a reseller or an end user, but shall have no rights to otherwise modify the Software. All rights not granted to DGC by BCS in the Software are reserved to BCS.

        3.15 Restricted Rights. The Software shall be classified as "commercial computer software" as defined in the applicable provisions of the Federal Acquisition Regulation (the "FAR") and supplements thereto, including the Department of Defense (DoD) FAR Supplement (the "DFARS"). The parties acknowledge that the Software was developed entirely at private expense and that no part of the Software was first produced in the performance of a Government contract. If the Software is supplied for use by DoD, the Software is delivered subject to the terms of this Software Agreement and either (i) in accordance with DFARS 227.7202-1(a) and 227.7202-3(a), or (ii) with restricted rights in accordance with DFARS 253.227-7013(c)(1)(ii) (OCT 1988), as applicable. If the Software is supplied for use by a Federal agency other than DoD, the Software is restricted computer software delivered subject to the terms of this Software Agreement and (i) FAR 13.212(a); (ii) FAR 53.227-19; or (iii) FAR 53.227-14(ALT III),
                as applicable.

4.      Limited Warranty; Limitations of Liability.

        4.1 Limited Warranty. BCS warrants that the Software will substantially conform to its published specifications for a period of ninety (90) days from the later of receipt of the Hardware containing the Software or receipt of access to the Software. This limited warranty extends only to DGC as the original licensee. DGC's sole and exclusive remedy and the entire liability of BCS and its suppliers under this limited warranty will be, at BCS or its service center's option, repair, replacement, or, if neither repair nor replacement is commercially practicable in BCS's sole discretion, refund of the Software if reported (or, upon request, returned) to BCS or its designee. BCS does not warrant that the Software is error free or that DGC will be able to operate the Software without problems or interruptions. This warranty does not apply if the Software or the Hardware containing the Software (a) is licensed for beta, evaluation, testing or demonstration purposes for which BCS does not receive a license fee, (b) has been altered, except by BCS, (c) has not been installed, operated, repaired, or maintained in accordance with instructions supplied by BCS,
                (d) has been subjected to abnormal physical or electrical stress, misuse, negligence, or accident, or (e) is used in ultrahazardous activities.

        4.2 BCS warrants that all Software shall be "Year 2000 Qualified". For purposes of the foregoing, "Year 2000 Qualified" Software will correctly process, calculate, compare and

                          VOLUME PRICING AGREEMENT 2085

                sequence date data from, into and between the twentieth and the twenty-first centuries, including leap year calculations, when used in accordance with the associated product documentation and provided that all hardware, firmware and software used in combination with such products properly exchange accurate date data in appropriate Year 2000 format. Neither party may make any changes to specifications without written consent of the other party.

        4.3 Disclaimer of Warranty. BCS MAKES NO WARRANTIES OR REPRESENTATIONS AS TO PERFORMANCE OF THE SOFTWARE OR DGC PRODUCTS, EXCEPT AS SET FORTH ABOVE. ALL IMPLIED WARRANTIES AND CONDITIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND (EXCEPT AS STATED BELOW) NONINFRINGEMENT, ARE HEREBY DISCLAIMED. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS SECTION 4, THE SOFTWARE IS PROVIDED "AS IS".

        4.4 Limited Liability. THE LIABILITY OF BCS, IF ANY, FOR DAMAGES RELATING TO OR ARISING OUT OF THIS SOFTWARE AGREEMENT OR THE SUPPLY OF SOFTWARE HEREUNDER, WHETHER RESULTING FROM A TORT (INCLUDING NEGLIGENCE), BREACH OF CONTRACT OR OTHER FORM OF ACTION, SHALL BE LIMITED TO THE LIABILITY CAP SET FORTH IN
                SECTION 10.10.2 OF THE VPA 2085, AND SHALL IN NO EVENT INCLUDE LOSS OF PROFITS, COST OF PROCURING SUBSTITUTE GOODS OR SERVICES, OR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF BCS IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED UNDER THIS SOFTWARE AGREEMENT.

        4.5 Support and Service. DGC will provide service and support directly to its resellers and customers for the Software, Enhancements and Updates; BCS has no obligations to provide support directly to DGC customers or resellers. BCS will provide service and support for the Software, Enhancements and Updates to DGC as set forth in Attachment F to VPA 2085.

        4.6 Indemnity. The provisions of Section 7.1.1 of VPA 2085 are incorporated herein by reference.

5.      Term and Termination.

        5.1 Term. The term of this Software Agreement shall be the same as the term of VPA 2085.

        5.2 Right to Terminate. Either party may terminate this Software Agreement (i) immediately upon termination of VPA 2085; or (ii) upon the occurrence of a default, as follows".

        (1) The occurrence of any of the following acts or events shall constitute default of this Agreement: (a) the failure by such party to observe or perform any material covenant or obligation under this Agreement, or (b) such party becomes insolvent, suffers the appointment of a receiver, or makes an assignment for the benefit of creditors; or proceedings are commenced against such party under any bankruptcy, insolvency or debtor's relief law, if such proceeding is not vacated or set aside within sixty (60) days after the date of commencement thereof.

        (2) In the case of default, if such default has not been cured within thirty (30) days after a party has received written notice of default from the other party, the party giving notice may give a second (final) Notice of Intent to Terminate, directed in the case of notice to DGC to its

                          VOLUME PRICING AGREEMENT 2085

                Vice President, Manufacturing, and in the case of notice to BCS, to its Vice President of Finance and Administration. In the event thereafter that such default is not cured within five (5) business days after the receipt of such Notice of Intent to Terminate, the party giving notice may terminate this Agreement by written notice at any time thereafter while such default continues.

        5.3 Effect of Termination for Default. In the event that BCS terminates this Software Agreement on account of DGC's default, BCS may: (i) declare all amounts owed by DGC to be immediately due and payable and refuse to deliver any further License Keys or ship any further Hardware under VPA 2085 until such amounts have been paid; (ii) require C.O.D. payment; and (iii) pursue any other remedies at law or in equity available to it. Termination of the Software Agreement shall not terminate or otherwise affect any licenses previously distributed by DGC hereunder.

        5.4 Liability for Termination. NEITHER PARTY SHALL BE LIABLE TO THE OTHER AS A RESULT OF THE EXPIRATION OR ANY TERMINATION OF THIS SOFTWARE AGREEMENT, INCLUDING FOR ANY MONEYS EXPENDED, DAMAGES SUFFERED OR LIABILITIES INCURRED BY EITHER IN THE CONDUCTING OR PROMOTING OF THEIR BUSINESS, OR FOR LOST PROFITS OR CONSEQUENTIAL DAMAGES OF ANY KIND.

        5.5 Survival. DGC's obligations to pay BCS all amounts due hereunder, as well as Sections 1, 3.9 - 3.12 (inclusive), 4, 5, 6, 7, and 8 shall survive the expiration and any termination of this Software Agreement. The licenses under Sections 3.7, 3.8 and 3.9 and the warranties under Section 4 shall survive the expiration and termination of this Software Agreement.

6.      Confidentiality

        The confidentiality obligations set forth in VPA 2085 shall apply equally to information disclosed under this Software Agreement. (The provisions entitled "Protection of Information" in Exhibit C shall not apply to DGC).

7.      General

        The general provisions in VPA 2085 concerning the following subject matter, if any, are incorporated herein by reference and shall apply equally to this Software Agreement: Controlling or Governing Law, Venue, Arbitration or Alternate Dispute Resolution (relative only to claims solely between the parties and not involving third parties), Assignment, Injunctive or Equitable Relief, Relationship of the Parties, Compliance with Laws including Export Laws, Severability, Notices, Force Majeure, Headings, Modification, and Waiver.

8.      Conflict Provision.

        8.1 Entire Agreement. This Agreement, the exhibits hereto, and the relevant portions of VPA 2085 (which are fully incorporated herein by this reference) constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede in their entirety any prior or contemporaneous written or oral agreements between the parties.

                          VOLUME PRICING AGREEMENT 2085

        8.2 Conflicts. Except as expressly set forth herein, all other terms and conditions of VPA 2085 shall remain in full force and effect. In the event of conflict between this Software Agreement and VPA 2085, the terms and conditions of this Software Agreement shall apply to Software and the terms and conditions of VPA 2085 shall apply to Hardware.

IN WITNESS WHEREOF, the parties have caused this Software License Agreement to be executed by their duly authorized representatives.


BROCADE COMMUNICATIONS
SYSTEMS, INC.                             DATA GENERAL CORPORATION
        ("BCS")                           ("DGC")

By: /s/ Charles Smith                     By: /s/ William F. O'Neill
        Charles Smith                        William F. O'Neill
        Vice President of Worldwide Sales    Director, New Products & Technology

                          VOLUME PRICING AGREEMENT 2085

                                    EXHIBIT A

                            DESCRIPTION OF SOFTWARE*

BCS Software Bundle I (Version 1.1)                   PN SW-0000000007-0002

BCS Software Bundle II (Version 2.1)                  PN SW-200007-02

QuickLoop                                             PN SW-2000008-01

*Includes WebTools, Zoning, and SCSI Enclosure Services (SES)

                          VOLUME PRICING AGREEMENT 2085

                                    EXHIBIT B

                                     PRICES

BCS Software Bundle I PN SW-0000000007-0002       $ [*] per license per switch

BCS Software Bundle II PN SW-200007-02            $ [*] per license per switch

QuickLoop PN SW-2000008-01                        $ [*] per license per switch

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                         VOLUME PRICING AGREEMENT 2085

                                   EXHIBIT C

                      END-USER SOFTWARE LICENSE AGREEMENT

PLEASE READ THIS END-USER SOFTWARE LICENSE AGREEMENT CAREFULLY BEFORE USING THE SOFTWARE CONTAINED IN THIS EQUIPMENT.

BY USING THE EQUIPMENT THAT CONTAINS THIS Software, YOU ARE CONSENTING TO BE BOUND BY THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL OF THE TERMS OF THIS AGREEMENT, PROMPTLY RETURN THE EQUIPMENT AND DO NOT USE THE Software.

SINGLE USER LICENSE. Subject to the terms and conditions of this Agreement, Brocade Communications Systems, Inc. ("BCS") and its suppliers grant to Customer ("Customer") a nonexclusive license to use (a) BCS software which provides the basic operating environment for BCS equipment, and (b) the specific BCS program modules or features which have been enabled by software keys supplied by BCS or its authorized distributors and for which Customer has paid any applicable license fees (collectively, the "Software"), both of the foregoing in object code form only: (i) solely as embedded in BCS equipment owned or leased by Customer, and (ii) for key-enabled software, solely on the single central processing unit corresponding to the software key(s) supplied by BCS and to the license fees paid by Customer.

LIMITATIONS. Except as otherwise expressly provided under this Agreement, Customer shall have no right, and Customer specifically agrees not to:

(i) make error corrections to or otherwise modify or adapt the Software nor create derivative works based upon the Software, or to permit third parties to do the same;

(ii) copy, in whole or in part, decompile, reverse engineer, disassemble or otherwise reduce the Software to human-readable form; or

(iii)   remove the Software from the equipment in which it is embedded.

Only to the extent required by law, if any, BCS shall provide Customer with the interface information needed to achieve interoperability between the Software and another independently created program, upon Customer's request and upon payment of BCS's applicable fee. Customer shall observe strict obligations of confidentiality with respect to such information.

UPGRADES AND ADDITIONAL COPIES. For purposes of this Agreement, "Software" shall include (and the terms and conditions of this Agreement shall apply to) any upgrades, updates, bug fixes or modified versions (collectively, "Upgrades") or backup copies of the Software licensed or provided to Customer by BCS or an authorized distributor for which Customer has paid the applicable license fees and holds the corresponding software keys. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT: (1) CUSTOMER HAS NO LICENSE OR RIGHT TO USE ANY SUCH ADDITIONAL COPIES OR UPGRADES UNLESS CUSTOMER, AT THE TIME OF ACQUIRING SUCH COPY OR UPGRADE, ALREADY HOLDS A VALID LICENSE AND THE CORRESPONDING Software KEYS TO THE ORIGINAL Software; AND (2) USE OF UPGRADES IS LIMITED TO BCS EQUIPMENT FOR WHICH CUSTOMER IS THE ORIGINAL END USER PURCHASER OR LESSEE.

NOTICES OF PROPRIETARY RIGHTS. Customer agrees to maintain and reproduce all trademark, copyright, patent, and notices of other proprietary rights on all copies, in any form, of the Software in the same form and manner that such trademark, copyright, patent, and notices of other proprietary notices rights are included on the Software. Except as expressly authorized in this Agreement, Customer shall not make any copies or duplicates of any Software without the prior written permission of BCS. Customer may make such backup copies of the Software as may be necessary for Customer's lawful use, provided Customer affixes to such copies all trademark, copyright, confidentiality, and patent, and notices of other proprietary notices rights that appear on the original.

                          VOLUME PRICING AGREEMENT 2085

PROTECTION OF INFORMATION. Customer agrees that aspects of the Software and associated documentation, including the specific design and structure of individual programs, constitute trade secrets and/or copyrighted material of BCS. Customer shall not disclose, provide, or otherwise make available such trade secrets or copyrighted material in any form to any third party without the prior written consent of BCS. Customer shall implement reasonable security measures to protect such trade secrets and copyrighted material. Title to Software and documentation shall remain solely with BCS.

LIMITED WARRANTY. BCS warrants that the Software will substantially conform to its published specifications for a period of ninety (90) days from the later of receipt of the equipment containing the Software or receipt of access to the Software. This limited warranty extends only to Customer as the original licensee. Customer's sole and exclusive remedy and the entire liability of BCS and its suppliers under this limited warranty will be, at BCS or its service center's option, repair, replacement, or refund of the Software if reported (or, upon request, returned) to BCS or its designee. Except as expressly granted in this Agreement, the Software is provided AS IS. BCS does not warrant that the Software is error free or that Customer will be able to operate the Software without problems or interruptions.

This warranty does not apply if the Software or the BCS equipment in which the Software is embedded (a) is licensed for beta, evaluation, testing or demonstration purposes for which BCS does not receive a license fee, (b) has been altered, except by BCS, (c) has not been installed, operated, repaired, or maintained in accordance with instructions supplied by BCS, (d) has been subjected to abnormal physical or electrical stress, misuse, negligence, or accident, or (e) is used in ultrahazardous activities.

DISCLAIMER. EXCEPT AS SPECIFIED IN THIS WARRANTY, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, SATISFACTORY QUALITY OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW.

IN NO EVENT WILL BCS OR ITS SUPPLIERS BE LIABLE FOR ANY LOST REVENUE, PROFIT, OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY ARISING OUT OF THE USE OF OR INABILITY TO USE THE Software EVEN IF BCS OR ITS SUPPLIERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BCS'S OR ITS SUPPLIERS' LIABILITY TO CUSTOMER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE PRICE PAID BY CUSTOMER. THE FOREGOING LIMITATIONS SHALL APPLY EVEN IF THE ABOVE-STATED WARRANTY FAILS OF ITS ESSENTIAL PURPOSE. BECAUSE SOME STATES OR JURISDICTIONS DO NOT ALLOW LIMITATION OR EXCLUSION OF CONSEQUENTIAL OR INCIDENTAL DAMAGES, THE ABOVE LIMITATION MAY NOT APPLY TO YOU.

TERM AND TERMINATION. This Agreement is effective until terminated. Customer's license rights under this Agreement will terminate immediately without notice from BCS if Customer fails to comply with any provision of this Agreement. Upon termination, Customer must destroy all copies of Software and the corresponding software keys in its possession or control.

CUSTOMER RECORDS. Customer grants to BCS and its independent accountants the right to have conducted, through a mutually acceptable third party auditor, under a suitable confidentiality agreement, an audit of Customer's books, records and accounts during Customer's normal business hours to verify compliance with this Agreement. In the event such audit discloses material non-compliance with this Agreement, Customer shall promptly pay to BCS the appropriate licensee fees.

EXPORT. SOFTWARE, including technical data, is subject to U.S. export control laws, including the U.S. Export Administration Act and its associated regulations, and may be subject to export or import regulations in other countries. Customer agrees to comply strictly with all such regulations and acknowledges that it has the responsibility to obtain licenses to export, re-export, or import Software.

                          VOLUME PRICING AGREEMENT 2085

RESTRICTED RIGHTS. The Software shall be classified as "commercial computer software" as defined in the applicable provisions of the Federal Acquisition Regulation (the "FAR") and supplements thereto, including the Department of Defense (DoD) FAR Supplement (the "DFARS"). The parties acknowledge that the Software was developed entirely at private expense and that no part of the Software was first produced in the performance of a Government contract. If the Software is supplied for use by DoD, the Software is delivered subject to the terms of this Agreement and either (i) in accordance with DFARS 227.7202-1(a) and 227.7202-3(a), or (ii) with restricted rights in accordance with DFARS 252.227-7013(c)(1)(ii) (OCT 1988), as applicable. If the Software is supplied for use by a Federal agency other than DoD, the Software is restricted computer software delivered subject to the terms of this Agreement and (i) FAR 12.212(a);
(ii) FAR 52.227-19; or (iii) FAR 52.227-14(ALT III), as applicable.

GENERAL. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, as if performed wholly within the state and without giving effect to the principles of conflict of law. If any portion hereof is found to be void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. This Agreement constitutes the entire agreement between the parties with respect to the use of the Software

                          VOLUME PRICING AGREEMENT 2085

                                    EXHIBIT H

                                      [*]

        [*]

[*]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.